UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012

Upstream Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

413 North Federal Highway Ft. Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2012, the Board of Directors (“Board”) of Upstream Worldwide, Inc. appointed Daniel Brauser as Chief Executive Officer. In connection with Mr. Brauser’s appointment, Douglas Feirstein resigned as Chief Executive Officer but remains a director. Additionally, Mr. Michael Brachfeld was appointed as Chief Financial Officer to replace Mr. Brauser. Messrs. Brauser’s and Brachfeld’s compensation will remain the same.

Until his appointment as Chief Executive Officer, Mr. Brauser served as our Chief Financial Officer and has been a director since July 23, 2008. Since January 27, 2012, Mr. Brauser has also served as our President. From July 23, 2008 through May 7, 2009, Mr. Brauser also served as our President and Chief Operating Officer. From 2004 through November 2005, Mr. Brauser served as the interim Chief Financial Officer of Health Benefits Direct Corporation and from November 2005 until September 2007 he served as its Senior Vice President. Mr. Brauser is 31 years old.

Mr. Brachfeld has served as our Vice President of Finance since September 21, 2009 and our Chief Accounting Officer since March 30, 2010. From April 2007 to September 2009, Mr. Brachfeld served as Vice President of Finance at eLandia Group, Inc., a provider of information technology products and services to small, medium-sized and large businesses as well as government entities, primarily in Latin America. He is a Certified Public Accountant in Florida. Mr. Brachfeld is 41 years old.

As previously reported, in connection with the acquisition of ecoSquid Acquisition, Inc., Mr. Brauser was issued 90,000 shares of Series D preferred stock.

Also on July 10, 2012, each member of the Board other than Mr. Michael Brauser and Mr. Sergio Zyman was granted 200,000 five-year stock options exercisable at $0.20 per share. The options vest on July 10, 2013, subject to continued service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM WORLDWIDE, INC.

Date: July 16, 2012	By:	/s/ Daniel Brauser
Name: Daniel Brauser Title: Chief Executive Officer and President